Exhibit 99.1

Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

MANAGEMENT DISCUSSION SECTION

Operator: Good morning Ladies and Gentlemen and welcome to the Fourth Quarter Independent Bank Corp. Earnings Conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator instructions].

It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp. Mr. Sheahan?

Mr. Denis Sheahan, Chief Financial Officer, Treasurer

Thank you, Diago. Good morning and thank you for joining us on the call. This morning’s agenda will include my review of our fourth quarter 2004 earnings release, followed by comments by Chris Oddleifson, our Chief Executive Officer regarding our progress on 2004 strategic initiatives and a preview of 2005. I will then provide earnings guidance for 2005 and we’ll end the call with a Q&A period.

With me on the call today Chris Oddleifson, President and CEO of Independent Bank Corp. and Barry Jensen and Rob Cozzone of our Finance Department. Before I review our Q4 earnings release, I will read the cautionary statements.

This conference call may contain certain forward-looking statements with respect to the financial conditions, results of operations, and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undo reliance on any forward-looking statements, and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. I will now review the earnings release.

Independent Bank Corp. reported net income of $9.2 million an increase of $1.9 million or 26% from the quarter ended December 31st, 2004. This represents diluted earnings per share of $0.59 for the fourth quarter of 2004 as compared to $0.49 in the same period a year ago. Net income for the full year 2004 was a record $30.8 million representing diluted earnings per share of $2.03. Increases of 16% on a net income basis and 13% on a diluted earnings per share basis respectively.

Returning specifically to fourth quarter performance there is one non-core item in the fourth quarter of 2004. As previously announced, Independent Bank Corp. sold one of its branch locations with deposits of approximately $11 million realizing a gain in sale of $1.8 million pre-tax. The majority of the proceeds of this sale were used to fund a retail process improvement project as well as additional accruals to the company’s incentive plan and 401(k) plan. You will recall neither the branch sale gain nor the use the proceeds was included in the earnings estimated provided at the last conference call. I will provide details of the use of the proceeds in a moment as I review the change in non interest expense.

Investments increased by $8 million or $0.01 since September 30th of [audio gap]. Investments represent 28% of total assets at both December 31st, 2003, and December 31st, 2004. Loans grew by $39 million or two percent in the fourth quarter of ’04.

Loan growth was contained in the following categories – commercial loans, $12 million; residential loans, $7 million; home equity loans, $19 million; and indirect auto which actually reduced by $1 million for the quarter. Loan growth year-to-date was $335 million or 21%. The Falmouth Bankcorp acquisition represents $98 million of this growth. Excluding the acquisition, loan growth for 2004 was $237 million or 15%.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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Deposits decreased by $71 million in the fourth quarter due to the branch sale, $11 million; seasonal business deposit fluctuation, $30 million; and municipal banking deposit outflows of $30 million also. For the year, deposits grew by $277 million or 16% and $140 million or eight percent excluding the acquisition. 2004 was very good throughout our market, particularly those markets affected by merger and acquisition disruption. The introduction of new consumer and business deposit product sets in 2004 and a more aggressive marketing presence contributed greatly to this growth. We will continue to be focused on strong deposit growth. Our government banking and municipal business has also performed effectively this year in deposit gathering, and we plan to continue efforts on that front as well.

And now the income statement. The net interest margin for the fourth quarter of 2004 was 3.96%. This represents an expansion of eight basis points from the third quarter of 2004. The expansion is due to assets repricing upward based on the measured increases in short-term rates without a corresponding increase in liability pricing.

Non-interest income. Excluding the gain in branch sales from the current quarter period, and the securities gains from the prior year quarter, non-interest income improved by $266,000 or four percent. Service charges on deposits improved by nine percent, and investment management revenue improved by eight percent while mortgage banking income declined by 34% as compared to the prior year quarter. The change in mortgage banking revenue is primarily due to the change in fair value of mortgage banking derivatives due to rate increases in the fourth quarter. On a year-to-date, non-interest income increased by two percent and was essentially flat when excluding the impact of security gains and the gain in the branch sales. We view this performance as quite good given the decrease in mortgage banking income which fell by 38% for the year due to the changing interest rate environment.

Deposit service charge revenue and investment management revenue improved in 2004, offsetting the decline in mortgage banking revenue. The balance of the mortgage servicing asset was $3.3 million and loan service amounted to $392 million as of December 31, 2004. Assets under management and administration in our investment management division were $563 million at December 31, 2004, an increase of 17% from year end 2003.

Non-interest expense increased by $3.2 million or 18% in the fourth quarter of ’04 as compared to the prior year quarter. Salaries and benefits, which increased by $2.5 million, represented the largest component of this variance. Of this variance, 1.2 million is due to the previously mentioned incentive plan accruals and 401(k) accruals. The remaining variance is due to normal staffing and salary increases.

Occupancy and equipment expense increased by $318,000 or 16% due to infrastructure improvements including the opening of two new branch locations in the second half of the year. Other non-interest expense increased by $452,000 or 11% primarily due to a $280,000 consulting expenditure on a retail process improvement initiative that will bear fruit in 2005, as well as $150,000 additional audit cost associated with the implementation of Sarbanes-Oxley 404.

For the full year 2004, non-interest expense excluding M&A charges of $684,000 in the current year as well as $1.9 million of borrowing pre-payment penalties in the prior year increased by seven percent, the majority of which is due to increased salary and benefit expense and other expenses associated with the implementation of strategic initiatives. Chris will provide an update on the progress of our strategic initiatives including expense incurred in this fourth and year-to-date to support those initiatives.

Asset quality. Non-performing assets of $2.7 million represented nine basis points of total assets and the allowance for loan losses as a percentage of loans was 1.31% at December 31, 2004.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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Reserve coverage of non-performing assets was nine times. Net charge offs for the quarter were $825,000 and $1.9 million for the year.

I will now turn the call over to Chris for his comments.

Chris Oddleifson, President and Chief Executive Officer

Good morning. Denis provided a good summary of our results for this year. First these results were in an environment with strong headwinds driven by a flattening yield curve and a declining margin, and the costs associated with implementing numerous strategic initiatives. Second our loan quality and deposit growth, quality of loan and deposit growth are strong. Loans including Falmouth increased 21% and non-performing assets are nine basis points of total assets and delinquencies at 48 basis points as well as our strong ratio at the end of the ’04. Deposits including Falmouth increased 16%. Third, the anticipated interest margin for the year did prove to be a challenge in ’04; however, good progress was made in offsetting this compression with balance sheet growth. The second half of ’04 actually experienced a modest net interest margin expansion with the fourth quarter reporting 3.96%, an increase from the 3.84% reported in the second quarter. Fourth during the second quarter we completed the purchase of Falmouth Bank and executed a smooth and successful integration that’s enabled us to realize a higher level of cost saves than expected. We also restructured the security portfolio extending the duration somewhat and increasing yield.

The last point that I can make is that the non-interest expense increase of seven percent in ’04, excluding M&A charges and borrowing pre-payment penalties in 2003, this increase is higher than I expect in future years and was caused by a large increase in our pension expense, $1 million about $500,000 in retirement and other departure expense as well as other expenses that support strategic initiatives.

Elaborating on the use of the branch sales proceeds, as we anticipated we used a portion of the branch sales proceeds to fund almost $280,000 in branch process improvement consulting expense which we will benefit from this year. Given the excellent growth we experienced, which I’ll cover some metrics in a moment, we used approximately $1.2 million to reinstate a partial contribution to our 401(k) program and increase the incentive accrual. The total 401(k) and incentive plan expense in 2004 were significantly less than 2003 as we mentioned in our release. As Denis will discuss at the end of the call, the investments we made in ’04 will result in solid operating earnings gains in ’05.

Now, let me talk about the initiatives. During this year or last year, I starting talking about a set of initiatives designed to strengthen the bank and initiatives that position us for growth over the next several years. Collectively, these initiatives were deliberate and disciplined actions that would dilute our ’04 earnings but become very important contributors to our ’05 earnings performance. And I’m pleased to say that many of these initiatives are well underway and coupled with our strong internal controls; give us a solid foundation upon which to build. So in short, in other words we are a stronger company and have greater momentum going into ’05 than we had going into ’04.

I’m going to review each of our strategy areas and then move on to discuss 2005’s strategies. Our first strategy focused in commercial lending. In commercial, we ended the year with 34 lenders. That is one more than we had expected at the end of the third quarter and actually in line with our years expectations beginning of January. It represents an increase of ten percent of our lending staff. Our process improvement work is well underway and expected to lead to increased development time in ’05. Our portfolio is up 13% in ’04 to $917 million. New commercial loans closed and booked during the quarter – or for the year – is 29% higher than 2003. The average size of our new commercial loan commitment is also 29 higher than ’03, and our commercial pipeline of approved but not closed loans at the end of December is at an all time high. So things

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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are going well. The transfer of smaller relationships from commercial banking to business banking was completed during the fourth quarter, and lastly we did fund our community development entity associated with our new market tax credit by $15 million and we have funded our first two loans. So we have a lot of momentum in that division.

Our second strategy related to the business banking division, our new business bank division is up and running. It was fully staffed in the fourth quarter. We continue to believe we have a tremendous opportunity to increase the number of small business customers we serve. Our extensive branch network, our refined new product capabilities and lower cost processes are key building blocks upon which we can construct a very formidable small business banking franchise. With the division up and running, fully operating and running in the fourth – only in the fourth quarter, our total business banking portfolio increased by 25% and we began to generate and gather momentum.

Our third strategy related to generating core deposits. Our new consumer product line was timed well to coincide with all the merger activity in our market. In addition as I’ve mentioned in the past, we’ve built relationships with skill building and coaching. We have a scorecard to back that up. As Denis mentioned, we have a very aggressive municipal business development program. Our direct mail activity has increased and is yielding results, and of course you know well that we opened two new branches during ’04. Overall as I mentioned earlier, deposit growth is almost 16% with Falmouth Bank included, and almost eight percent without.

Another measure of our success in this arena and actually our business overall is the number of households. In 2004, we added 9,000 net new households, an increase of 12% year over year and our core deposit accounts increased by 15%. The FDIC market share data has recently become available and in Plymouth County, our share increased from 15.7% in 2003 to 16.4% in ’04, and Barnstable County, in time we went from 6.3% to 7.3% excluding Falmouth. If you include Falmouth Bank, our position went from 6.3% to 9.5%. The market size of growth overall, we captured the majority of the market growth.

Our next strategy related to mortgage banking. Our division continues to increase the number of product offerings and products – product investors. As we have discussed before, we are behind on originators with 23 at the end of the fourth quarter. We’ve found it difficult to hire experienced purchase market originators. We will continue to endeavor through this sale bowl [ph]. Both are having some success with our internal loan officer university where we bring in very skilled relationship builders. We bring them up to speed on the fundamentals of mortgage banking. Our first graduate of several lenders occurred in November and another class will be starting soon. And that is actually already beginning to bear results. Our production is down compared to ’03, but trending up. The good news here is that the production per mortgage origination is on step, ahead of expectations.

Our fifth strategy related to our investment management group. In our investment management division, our improvements are retirement service, asset allocation, manager selection and business development including a new Cape Cod location in Osterville have increased the performance of this unit. New business generation is up 37% in 2004, and total assets under management and administration at year end stand at $563 million, up 17% year over year.

Our sixth strategy related to improvements. We completed our core process evaluation and decided to renegotiate our contract with our existing core processing vendor. We expect improved functionality and better pricing over the contract. This increased functionality will also provide improved customer experience and increase back office efficiency opportunities.

Our seventh strategy of ’04 was being opportunitistic with acquisitions and we did so with the acquisition of Falmouth Bank.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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In addition to the highlights I’ve just reviewed and within the framework of our stated strategies, there are two more areas of focus worth mentioning that as the year progressed, it became clear they were important factors. First is in our home equity division. We’re having some success with direct mail which has led to our portfolio, these attractive quoting prime based rate assets increased from $133 million to $194 million in ’04. While we did not start our year anticipating, we did realize growth in the indirect auto portfolio. Market consolidations provided us with some opportunities to expand existing and establish new relationships. They did a lot of work understanding the losses in this area, and our pricing in a manner that reflects losses by certain loan characteristics.

Now, in total as I have described in our previous calls, we’re tracking very, very aggressively the expenditures associated with growth agenda. Our 2004, total growth initiative expenses were $2.8 million or about $0.12 a share.

That concludes my discussion on ’04. I now want to talk about ’05 briefly. During the last quarter of ’04 we again completed a planning process that resulted in division level plans, financial targets, and key metric targets. Each of these actions within the business units collectively represents our strategy for generating growth. Again, this year there were no surprises. We’re sticking to what we know best; that is being a community based commercial bank. Our success in ’05 will not be a function of the brilliance of our strategies but one of our disciplined planning, which we’ve completed, and our disciplined execution and our careful measure of our progress along the way. Said another way, last year our strategies included many new initiatives – commercial banking process improvements, created new business banking division, revamping our mortgaging banking, retooling our investment management process and so on. 2004 was about strengthening our foundation. 2005 is all about refining and leveraging what we have, and relentlessly executing our strategies.

I will quickly summarize these strategies and on future calls, you can expect some discussion around the key operating metrics indicating our progress against each of these items. First is to significantly improve and expand our business development across all business units and channels. That is for example leveraging the increased business development time we have in commercial, our increased number of business development officers in business banking. The details such as our customer contact and call them programs, and a lot of emphasis on collaboration or growth among our business units.

The second strategy is going to be all about including and improving the customer experience. We are developing service standards, we are measuring what those service standards are, we’re improving our processes, we’ll have product improvement and we’re going to be focusing on improving the appearance of our branch network and expanding hours.

The third is all about people, with enhancing our colleague capital, continuing to invest in training and development, and using score cards to measure performance and incentive plans that tie pay outs to a greater degree. The fourth is addressing building and leveraging an enhanced information infrastructure and analysis office capabilities so we can further understand customer and product contribution, effectiveness of direct mail, credit losses and so on. The fifth is improving efficiency and effectiveness with which we operate. We are going to leverage a new technology provided by Fidelity. We’re going to continue to examine our branch network. In ’04, we started the year with 52 branches. We opened and bought several, but we also closed a total of five branches, and we will continue to look at consolidation and expansion opportunities to make a more efficient network.

The sixth is our continued relentless focus on compliance and risk management, and the seventh is with this solid foundation, we will begin to take a little more disciplined look at both organic and acquisition opportunities within and pertaining to our markets.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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I’m enthusiastic about our prospects for ’05. We are fortunate to operate in a healthy, growing area of Massachusetts. We’re fortunate to have a highly capable team, and we’re increasing customers who like doing business with Rockland Trust Company.

And now I’m going to turn it back to Denis and he’ll give you some specific guidance.

Denis Sheahan, Chief Financial Officer and Treasurer

Thank you, Chris. We are estimating GAAP diluted earnings per share for 2005 in the range of $2.15 to $2.20 which contains the following assumptions: loan growth of 11% and I’ll break that down, commercial and business banking loan growth of eight percent, home equity loan growth of 27%, residential growth of nine percent, and indirect auto and all other consumer, 13%. Provision of loan losses is estimated at $4.4 million, for the year. Deposit growth we’re estimating of eight percent with a net interest margin of 3.85%. Non-interest income is anticipated to be in the region of $27.5 million representing a decrease from 2004 due to lower security gains and branch sale gains. The 2005 budget includes $500,000 of securities gains. Non-interest expense growth of five percent and this figure excludes the expensing of stock options which is expected to add $700,000 of expense in the second half of 2005. The tax rate we’re estimating at 32%, and I want to expand on the tax rate here because as you know the new market tax credit is an important component of our tax rate.

As discussed in our earnings release, we have invested $15 million in our community Development Entity and have begun recognizing tax credits. An additional $15 million remains to be invested and we are planning to accomplish that in 2005. New regulations have been released that make the requirements for borrowers to qualify more stringent which could ultimately delay the recognition of the additional credits associated with the remaining $15 million of allocation authority. If we are successful in identifying qualifying borrowers with $15 million in credit exposure in 2005 and can therefore make an additional $15 million investment in our community development entity, the company’s diluted earnings per share should reach the upper end of the $2.15 to $2.20 range. If we are unsuccessful, we would expect to be at the lower end of that range.

I will now review the composition of GAAP diluted earnings per share for 2004 and 2005, beginning with 2004. We reported GAAP diluted EPS of $2.03. And I’m going to cover a number of unusual or some of you may consider non-core items that make up that $2.03. First of all, the gain on sale of the North Eastham branch location represented $0.08 on an earnings per share basis. Merger and acquisition expenses in 2004 represented $0.03 on an EPS basis, and security gains represented $0.06 on an EPS basis. Were you to adjust the GAAP diluted earnings per share reported number of $2.03 for each of those items, you get to an adjusted EPS number of $1.93. For 2005, I just provided a GAAP diluted earnings per share estimate of $2.15 to $2.20. The only non-core item or only unusual item in 2005 as I already mentioned is security gains of $0.02, that would result in adjusted diluted EPS number for 2005 of $2.13 to $2.18. I just want to make a quick correction on my ’04 number; I said $1.93, it should be $1.92. Therefore on a GAAP earnings per share basis, the 2005 estimate represents an increase of between six and eight percent EPS from 2004. On an adjusted EPS basis, the $2.13 to $2.18 range represents an increase of between ten percent and 13% from the $1.92 for 2004 that I just mentioned.

My final comment on the earnings estimate is that we are not providing quarterly guidance. I would remind those of you that publish quarterly estimates, that Independent Bank Corp. has traditionally had a reduction in earnings per share in the first quarter of the year, following the fourth quarter performance. This is due to market seasonality as well as our traditional expense patterns. You will recall our 2004 GAAP EPS performance of $2.03 of which $0.90 or 44% was realized in the first half of the year. I expect that 2005 will prove to be similar to this trend.

This concludes the presentation and I will now open the call for questions.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and Gentlemen, we will now be conducting a question and answer session. [Operator instructions]

Our first question is comes from Jared Shaw with KBW. Please state your question.

<Q – Jared Shaw>: Good morning.

<A>: Good Morning, Jared.

<Q – Jared Shaw>: Uh, just a few questions. You said that the average size of the new commercial loan increase, what did that increase to?

<A>: I have that.

<A>: Do you have that?

<A>: 429.

<Q – Jared Shaw>: 429, and is that loan or relationship size?

<A>: That is commitment, which would be...

<A>: That would be relationship.

<A>: That’s a relationship.

<Q – Jared Shaw>: Okay, and then in terms of the mortgage banking income, part of the reason why it was down; but looking out into 2005 would be, with the new hiring that you are doing there and with the market a little more stable than it was earlier in ’04, what do you think that the mortgage banking contribution could be to the non-interest interest looking into ’05?

<A>: Rob, you have that number right?

<A>: For mortgage bank, mortgage banking revenue for 2005.

<A>: For 2005, 4.2 million.

<A>: So that is an increase, Jared, from the $2.8 million in 2004; we are expecting a material improvement in 2005. Not only because it is a more stable environment for us, we have more seasoned mortgage originators at this point in time. As Chris mentioned we are training some of our own originators because we haven’t had great success, as you know, in hiring the number of originators that we anticipated. And the final comment I would make on that is, we are going to be directing a lot more of our loan growth per sale in 2005 than we did in ’04. We had planned on a much greater degree of loan sales in ’04 as you know. The portfolio grew more than we originally anticipated, but we are determined to focus more on for sale in ’05 than we were able to do in ’04.

<Q – Jared Shaw>: Okay, and will that be all originated more within your footprint or are you expanding what you consider to be your footprint for this program?

<A>: It is likely expanded, I mean, for example we had a mortgage origination office in Quincy. We do not have a branch presence there. We do have commercial lending there, so it is also within our footprint with some of the adjacent area.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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<Q – Jared Shaw>: So you’re not going outside of say Southern New England though?

<A>: No, not even outside of Massachusetts. I mean, Jared, it is at the northern fringe of our market. You know its south of Boston even, so it’s really a logical extension for us.

<A>: Say Jared, I have a clarification on.

<A>: The numbers we gave you regarding relationship size.

<Q – Jared Shaw>: Yep.

<A>: The average relationship size, outstanding, when you combine a number of loans together by relationship, increased to $542.

<Q – Jared Shaw>: Okay.

<A>: Okay? And the average size of a new commitment, not necessarily outstanding, increased to the 429 number I mentioned.

<Q – Jared Shaw>: Okay. And then, in terms of the salaries and benefit growth, I think you said that 1.2 million of that came from the 401(k) contributions as a result of the branch sale; is the other growth there just due to the bonus acquisition being included for the full quarter?

<A>: Falmouth included for the full quarter, it is also obviously the impact of merit, year over year, as well as additional staffing increases.

<Q – Jared Shaw>: Okay.

<A>: And some departure, and some retirement and departure expenses.

<Q – Jared Shaw>: Yeah, okay. And finally, Denis you said that there was $150,000 of Sarbanes Oxley expense this quarter, is that pretty much a one-time start-up cost to the start-up of regulatory compliance or is that continued expense.

<A – Denis Sheahan>: That is a subject of discussion and debate.

<Q – Jared Shaw>: Yeah.

<A – Denis Sheahan>: That is a very hot issue, Jared it is...

<Q – Jared Shaw>: (beep) Sorry about that.

<A – Denis Sheahan>: This year is a start-up year. There is a lot of learning that both we and the auditing industry is going through, and the extent to which these continue at that level we think is a bit of a function on the learning curve as we collectively go through the efforts.

Jared, I think we will need to count on some level of continuing expense. I would not like to be at the same level of 2004 because of the start-up nature and the learning curve that Chris mentioned. You know, where we all are as publicly traded companies going through this I think we are going to come out of it just fine, but it certainly costs a little bit more than we thought it would, and that is just the consequence of it.

<Q – Jared Shaw>: Right, okay, thank you.

<A>: Thanks Jared.

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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Operator: Thank you. Our next question comes from Ryan Kelly with SCR. State your question.

<Q – Ryan Kelly>: I’m sorry, good morning guys.

<A>: Good morning Ryan.

<Q – Ryan Kelly>: I think a lot of the questions have been asked. Just on the expenses, a little clarity there. You said to look for 5% growth on the expenses between 2004 and 2005 is that 5% of the total expenses of $77.7 million or should we back out this 1.2 million that you’ve talked about?

<A>: No, I would keep, back out M&A expenses, but you know keep the $1.2 million in there. You know, our incentive accrual; again Chris and I both spoke to it; while there was a large adjustment in the fourth quarter, our incentive accrual is actually less than it was in prior years. So, we are certainly hopeful that we will be able to increase performance-based compensation in 2005, and that is reflected in that 5% growth number. So when you are looking at non-interest expense for the whole year, I suggest that you back out the 684,000 of M&A expenses and then grow that number at 5%.

<Q – Ryan Kelly>: Okay, great. And then, just on the deposits, I want to make sure I have this right. I think you said $30 million of the decrease in the deposit of this quarter was due to seasonality $30 million of course was from out close of municipal deposits; $11 million was from the branch sale.

<A>: Yeah.

<Q – Ryan Kelly>: Those are the right numbers?

<A>: Yes, that is correct.

<Q – Ryan Kelly>: Okay, and then could you just go on a little bit more about the seasonality and does that continue to go down next quarter where that actually comes from?

<A>: Well, this is part of our market, you know we are, a good chunk of our market is seasonal in nature. Cape Cod is a large vacation area, and even parts of Plymouth County are seasonal in nature, and we have pitfalls like any company. Generally in our fourth quarter, our deposits will trail down somewhat from mid-year levels. What typically happens for us, we have a tail downward in November and December, which then begins to increase upward again towards the end of the first quarter.

<Q – Ryan Kelly>: Okay.

<A>: What I would also add to that, Ryan, is that we are kicking off a number of new deposit promotions in January to try and kick-start that. The seasonality you learn from us is typical. It is nothing we are particularly concerned about. We are confident that we can grow deposits, you know, as we did in 2004.

<Q – Ryan Kelly>: Okay, great. It was good to see that a lot of the drop was from CDs this past quarter. Um, and then just one last question; You know, your asset qualities is impeccable, but this most recent quarter you did have an up tick in the charge-off, I was just wondering if there was anything particular there where that was coming from versus the third quarter.

<A>: Yeah, there is nothing to be concerned there either. We have done a lot of work looking at the delinquency and loss trends in our indirect portfolio, which is really the source of the majority of our losses. We are right on track with delinquency, right on track with the losses overall what we saw in

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Independent Bank Corp. (MA)	INDB	Q4 2004 Earnings Call	Jan. 14, 2005
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the fourth quarter with a bit of this lumpiness as to how that plays out. We also had one or two business banking loans that we had for a while that we had to charge off on...

<A>: And I would add to that Ryan, this is, we did have a small commercial loan charge off in the fourth quarter around $200,000, but in the scheme of things this is the sixth year [audio gap] recoveries in commercial loans. So it certainly was a little bit higher in the fourth quarter, but we are not concerned.

<Q – Ryan Kelly>: Great, and then maybe one last thing. This may be more for you Chris, but you talked about just briefly your strategy for ’05 looking at organic and acquisition opportunities. Can you just explain more on that organic branching, where you would be heading and then also on the acquisition front.

<A – Christopher Oddleifson>: Yeah, well that really is the core question. We really spent the last 24 [audio gap] focusing on getting our internal processes solid, building some new initiatives, putting some new leveraging to our internal market. We now are going to ask ourselves the question you are asking us, which is okay now if we want to expand into the markets, what is the priority order area in which we would do that? Is it south, west, or north? And that is going to be based on analysis from market, there growth opportunities and it is a lot about also people, too. Obviously opportunities of people. So I will have more to say about that as quarters roll out. I can’t give you anything specific. I think the specifics you are looking for I don’t have right now.

<Q – Ryan Kelly>: Okay, great. Thank you very much.

<A>: Thank you.

Operator: Ladies and gentlemen, just a reminder, to ask a question at this time please press “star one”.

Our next question comes from Bill McCrystal with McConnell, Budd, Romano. Please state your question.

<Q – William McCrystal>: Good morning Chris and Denis.

<A>: Good morning Bill.

<Q – William McCrystal>: On the Falmouth side, could you just give a sense of what the customer retention has been and whether that is in line with your original expectations?

<A>: Yes, thank you for asking. That has exceeded our expectations. We have actually had a deposit on the account grow. We have had no loss whatsoever. I mean, it was an extraordinary merger. We really spent a lot of time hugging the customers, hugging the employees and making sure that it was very, very smooth and we had excellent results as a result.

<Q – William McCrystal>: On the same line, in terms of retention of their key people?

<A>: All key people that we wanted to retain are here, productive, and I think on balance delighted to be part of Rockland Trust Company.

<A>: That acquisition, Bill, was really perfect for us. Since we were not an experienced acquirer, it was consistent with our culture, it was small enough that we could get our arms around it and really sweat the details one by one. As a result it went smoothly and we have very good distance results.

And I will also say, one of the branches we acquired is one of our top performing branches. Right now, they have literally moved quickly to the front of the line.

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<Q – William McCrystal>: Okay, then on the loan growth, could you give us an idea if it is coming from market share penetration or increase usage of lines and where the growth comes from geographically?

<A>: Sure, Bill it depends on the product. I mean, if I run down through them, commercial lending we have been a strong commercial lender in the markets in which we operate. We have proven that yet again in 2004. I think we will prove it again in 2005. We have very seasoned commercial lenders who know our market well and continue to put forth very strong performance year in and year out. That business is based upon the growth in the market, as well as opportunities that we get from other institutions. We are well-known in the market. We are always at the table when there is a business lending opportunity, and whether it be new or whether it be coming from another institution. So I think that will continue.

Home equity, we have grown quite a bit in the last year. As I mentioned in our estimate, we expect to continue to do so in 2005. And I think part of that growth is really as the refinancing boom has ended, more and more consumers in our market are looking at the home equity alternatives, and we are there to satisfy those needs.

Indirect auto, as Chris mentioned, we are the beneficiaries to some degree of some of the M&A disruption in the market, as Chris mentioned, we didn’t expect to have a level of growth in indirect auto in 2004 that we did. Albeit our fourth quarter indirect auto actually dropped marginally. So that was, I think, due to we became an alternative as some of the aggressive banks in the market on the indirect auto line were acquired, we became a good alternative.

And I think we have talked enough about residential real estate. We traditionally have not been a very strong residential real estate lender. We are becoming more so as there is an opportunity in the market for us and we grow origination capability. So I hope that answers you question Bill.

<Q – William McCrystal>: Yes it does. And then earlier you eluded to the increase in the margin being your asset repricing and the liabilities holding up. Could you talk a little bit about what the competitive market is for deposits?

<A>: Sure. The beginning of 2004 I think liability pricing crept up quickly and well in advance of the rise in short-term interest rates. We had already, as you know, our margin compressed early in 2004, we have been working for the past number of years on originating more and more adjustable rate assets prime based or other forms of adjustments. The success of that really led to our margin expansion in the second half of the year as well as our ability to control liability pricing on the deposit side. I think part of that was that the liability pricing had already gone up aggressively in the market in the first half of the year. Looking forward into 2005, our ability to continue to expand the margin or to keep stability in the margin, I think, will really be dependent upon market deposit pricing. We are certainly in the mix of it in terms of where our deposit pricing is. We are aggressive. We will continue to be aggressive. So some of it will depend to how the market reacts, to how our competitors react, and what their aggression will be for deposit gathering. And then that will determine how our margin does in 2005.

<Q – William McCrystal>: Okay, and then on that same subject on your margin outlook for ’05, could you give us some idea of what the assumption is on the yield curve? Would you expect continued flatter yield curve or are you looking for expansion?

<A>: We are assuming that the flattening will continue. We assume that if the Fed meets seven times this year, it will probably go up seven basis points this time. I am just leaning on other economist market commentary, or economic commentary, so I am expecting flattening Bill.

<Q – William McCrystal>: Okay. Thanks very much.

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Operator: Thank you. Our next question comes from Bryce Rowe with Legg Mason. Please state your question.

<Q – Bryce Rowe>: Good morning.

<A>: Good morning Bryce.

<Q – Bryce Rowe>: My question centers around counting on the margin, and I guess [audio gap] to understand with the assumptions, we are behind at 3.85 number. I think you well answered that. How much confidence do you have in that 3.85 number, and if you were to give a range of possibilities what would that range be?

<A>: Well, again the level of confidence Bryce will depend upon market deposit rates. I think we have done enough on the asset side of our balance sheet in terms of being able to adjust as short-term interest rates adjust to LIBOR or Fed funds or prime, that we can absorb a great deal of liability pricing. But if liability pricing becomes somewhat irrational as I might argue it did it in the first half of 2004, then we will see greater margin compression than we have built in.

<A> – Bryce Rowe>: It is sort of our expected number so instead of a loan being high, I called medium, or moderate. Our best estimate given everything.

Operator: Thank you. Our next question comes from Dean Unger with Newberger Berman. Please state your question.

<Q – Dean Unger>: Hi, good morning. I have a question about your securities portfolio. You have a fairly large I guess portfolio of mortgage backed securities, especially relative to your tangible equity. I am just wondering impact might that have if rates start to go up and you have to take market to market hits on the MBS and how might that impact what you plan to do this year?

<A>: Sure. Dean thanks for your question. We are aware obviously of our tangible equity position and the impact that price depreciation on the portfolio could have on rising rates. If I could just share with you the duration of our portfolio at December 31, our AFS portfolio was 3.14 years. I’ll give you a range of depreciation of that portfolio in a rising rate environment, if you bear with me for a moment.

Okay. Let me see. If rates go up, I will give you up 200 basis points and up 300 basis points.

<Q – Dean Unger>: Okay.

<A>: And this is obviously a shock. In an up 200 basis point shock, we would experience about 6.9% of price depreciation on the portfolio up 300 basis points would be about 10%. And I point out that that is just about equivalent to somewhere between a three and a four-year treasury security for the same kind of shock.

<Q – Dean Unger>: Okay.

<A>: So, the impact on our capital ratio would be in the range of $25 million to $45 million of, I think, after tax depreciation on the securities portfolio. If I have that; do I have that correct? That would be the impact on our equity.

<Q – Dean Unger>: That means that would be the market to market impact?

<A>: Yes, on after tax basis.

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<Q – Dean Unger>: Okay. And that would bring your ratio with levels...

<A>: That would bring around 5.32 or so at the moment, that would bring our tangible equity ratio into the mid fours, you know above 4.30 or somewhere in that region, mid to low fours.

<Q – Dean Unger>: Okay, and if that would happen would that have any impact on balance sheet growth, and how would that impact what you are doing?

<A>: That level of depreciation, I think, is 200 or 300 basis points of depreciation, would be pretty dramatic. So with that kind of a shock all the way across the curve, it could have an impact on our growth. But I think that we have been as an organization in a situation where our tangible equity was below 4% before, and that was right after we acquired 16 branches from Fleet and Sovereign, and we grew out of that situation rather quickly. So I think that is a fairly extreme scenario at this point.

<Q – Dean Unger>: Okay, thank you very much.

<A>: Sure, you are welcome.

Operator: Our next question comes from David Darst with FTN Financial.

<Q – David Darst>: Good morning.

<A>: Good morning.

<Q – David Darst>: You have indicated that some of your deposit movements in the fourth quarter are seasonal, is your federal home loan borrowings increase, is that also going to be seized in one lump at a time or are you going to use that to support you growth as forecasting higher loan growth.

<A>: Yeah, the year end growth in federal home loan bank borrowings, it is the fourth quarter growth that you saw is seasonal. So we would expect that to decline in the first and second quarter. You will be, you are absolutely right in that our loan growth expectation is somewhat an excessive of deposit growth expectation so by the end of the next year, federal home loan bank borrowings will grow back to the same kind of level growth in ’04. But we are certainly going to try to grow deposits beyond even the 8% estimate that I provided you.

<Q – David Darst>: Okay your trust revenue has been down for the past few quarters what is going to drive the revenue of that group going forward.

<A>: We have experienced a great deal of improvement in the new business generation to expect that trend to continue and to then bring the income.

<Q – David Darst>: Have you lost some accounts in the quarter.

<A>: Uh, I mean nothing out of the ordinary.

<Q – David Darst>: Okay, thank you.

<A>: Sure.

Operator: Ladies and gentlemen there are no further questions at this time. I will now turn the conference back over to your host to conclude.

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Company Representative

I would just like to say thank you to everybody for joining us on the call, and we look forward to speaking with you in April once we have released our first quarter earning.

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